                                                                   Exhibit 10.35


                                 LEASE BETWEEN



                              ASP WHEELIE, L.L.C.



                                      AND



                                  PCTEL, INC.



                                  FOR SPACE AT



                      O'Hare Plaza, 8725 West Higgins Road

                               Chicago, Illinois



                                 July 30, 2002
                               -----------------
                                      DATE

                               TABLE OF CONTENTS

PARAGRAPH                                                                   PAGE
1.1  DEFINITIONS.............................................................  1

1.2  SCHEDULES AND ADDENDA...................................................  2

2.1  LEASE OF PREMISES.......................................................  2

2.2  PRIOR OCCUPANCY.........................................................  3

3.1  RENT....................................................................  3

3.2  DEPOSIT.................................................................  3

3.3  OPERATING COSTS.........................................................  4

3.4  TAXES...................................................................  6

4.1  CONSTRUCTION............................................................  7

4.2  CONDITION OF LEASED PREMISES............................................  7

5.1  PROJECT SERVICES........................................................  7

5.2  INTERRUPTION OF SERVICES................................................  8

6.1  USE OF LEASED PREMISES..................................................  8

6.2  INSURANCE............................................................... 10

6.3  REPAIRS................................................................. 11

6.4  ASSIGNMENT AND SUBLETTING............................................... 11

6.5  ESTOPPEL CERTIFICATE.................................................... 13

7.1  INTENTIONALLY OMITTED................................................... 13

7.2  ADDITIONAL RIGHTS RESERVED TO LANDLORD.................................. 13

8.1  CASUALTY AND UNTENANTABILITY............................................ 13

9.1  CONDEMNATION............................................................ 14

10.1 LIABILITY WAIVER........................................................ 15

10.2 INDEMNIFICATION......................................................... 15




10.3    WAIVER OF SUBROGATION...................................... 16

10.4    LIMITATION OF LANDLORD'S LIABILITY......................... 16

11.1    TENANT'S DEFAULT........................................... 16

11.2    REMEDIES OF LANDLORD....................................... 17

12.1    SURRENDER OF LEASED PREMISES............................... 17

12.2    HOLD OVER TENANCY.......................................... 18

13.1    QUIET ENJOYMENT............................................ 18

13.2    ACCORD AND SATISFACTION.................................... 18

13.3    SEVERABILITY............................................... 18

13.4    SUBORDINATION AND ATTORNMENT............................... 19

13.5    ATTORNEY'S FEES............................................ 19

13.6    APPLICABLE LAW............................................. 19

13.7    BINDING EFFECT; GENDER..................................... 19

13.8    TIME....................................................... 19

13.9    ENTIRE AGREEMENT........................................... 19

13.10   NOTICES.................................................... 20

13.11   HEADINGS................................................... 20

13.12   BROKERAGE COMMISSIONS...................................... 20

13.13   SALE BY LANDLORD........................................... 20

13.14   RIGHT OF FIRST OFFER....................................... 20

13.15   STORAGE SPACE.............................................. 21


                               LIST OF SCHEDULES

1.  Floor Plan of Leased Premises

1A. Depiction of ROFO Space

2.  Rules and Regulations

3.  Utility Services

4.  Maintenance Services (including Schedule 4A, Cleaning Schedule)

5.  Parking

6.  Work Letter

7.  Certificate of Acceptance

                                     LEASE

     This Lease is made as of July 30, 2002, between ASP WHEELIE, L.L.C., a Delaware limited liability company ("LANDLORD"), and PCTEL, INC., a Delaware corporation ("TENANT").

                                  ARTICLE ONE
                       DEFINITIONS, SCHEDULES AND ADDENDA

     1.1  DEFINITIONS

     a.   LEASED PREMISES shall mean Suite 400, as depicted in SCHEDULE 1.

     b. BUILDING shall mean the 8725 Building located at 8725 West Higgins Road, Chicago, Illinois 60631.

     c. PROJECT shall mean O'Hare Plaza located at 8725, 8735 and 8745 West Higgins Road, Chicago, Illinois 60631.

     d. TENANT'S SQUARE FOOTAGE shall mean approximately 12,624 rentable square feet; TOTAL SQUARE FOOTAGE of the Project shall mean approximately 473,646 rentable square feet.

     e. LEASE COMMENCEMENT DATE shall mean the earlier of September 1, 2002, or the date on which the Leasehold Improvement have been Substantially Completed (as such terms are defined in SCHEDULE 6); LEASE EXPIRATION DATE shall mean the fifth (5th) anniversary of the Lease Commencement Date; LEASE TERM shall mean the period between Lease Commencement Date and Lease Expiration Date.

     f.   BASE RENT shall mean the following:

                        ANNUAL RENTAL
         YEAR              RATE PSF         ANNUAL RENT         MONTHLY RENT
         ----           -------------       -----------         ------------
          1                $27.00           $340,848.00          $28,404.00
          2                $27.50           $347,160.00          $28,930.00
          3                $28.00           $353,472.00          $29,456.00
          4                $28.50           $359,784.00          $29,982.00
          5                $29.00           $366,096.00          $30,508.00

     g. TENANT'S PRO RATA SHARE shall mean 2.665%. BASE YEAR shall mean the calendar year during which the Lease Commencement occurs. The prorata share is determined by the Tenant's Square Footage listed in Section 1.1(d) divided by the Total Square Footage of the Project.

     h. DEPOSIT shall mean the $347,160.00 Letter of Credit (as defined in and subject to reduction as described in Section 3.2 below).

     i.   PERMITTED PURPOSE shall mean general office use.

     j. AUTHORIZED NUMBER OF PARKING SPACES shall mean, throughout the initial Lease Term, four (4) reserved spaces at a rate of $-0- per space per month in the mall level garage. In addition, Tenant shall have the right to use the non-reserved spaces at the Project as set forth in Section 5.1 hereof, which non-reserved spaces shall be made available to Tenant without charge.

     k. MANAGING AGENT shall mean Transwestern Commercial Services whose address is 8725 West Higgins Road, Suite 105, Chicago, Illinois 60631.

     l.   BROKER OF RECORD shall mean U.S. Equities Realty.

     m.   COOPERATING BROKER shall mean The John Buck Company.

     n. LANDLORD'S MAILING ADDRESS: ASP Wheelie, L.L.C., c/o Terrabrook, 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234.

     o. TENANT'S MAILING ADDRESS: PCTEL, Inc., 1331 California Circle, Milpitas, CA 95035.

     1.2 SCHEDULES AND ADDENDA: The schedules and addenda listed below are incorporated into this Lease by reference unless lined out. The terms of schedules, exhibits and typewritten addenda, if any, attached or added hereto shall control over any inconsistent provisions in the paragraphs of this Lease.

     a.   SCHEDULE 1: Description of Leased Premises and/or Floor Plan

     b.   SCHEDULE 1A: Depiction of ROFO Space

     c.   SCHEDULE 2: Rules and Regulations

     d.   SCHEDULE 3: Utility Services

     e.   SCHEDULE 4: Maintenance Services (Including 4A, Cleaning Schedule)

     f.   SCHEDULE 5: Parking

     g.   SCHEDULE 6: Work Letter

     h.   SCHEDULE 7: Certificate of Acceptance

                                  ARTICLE TWO
                                    PREMISES

     2.1 LEASE OF PREMISES: In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant accepts from Landlord the Leased Premises. Tenant's Square Footage is a stipulated amount based on Landlord's method of determining Total Square Footage for rental purposes and may not reflect the actual amount of floor space available for Tenant's use.

     2.2 PRIOR OCCUPANCY: Tenant may occupy the Leased Premises prior to the Lease Commencement Date in accordance with the provisions of SCHEDULE 6 in order to perform the Work (as defined in the Work Letter Agreement attached hereto as SCHEDULE 6). If Tenant occupies the Leased Premises prior to the Lease Commencement Date, Tenant shall not be responsible for payment of Base Rent and Tenant's Pro Rata Share of Excess Operating Costs, taxes and insurance (other than the insurance required pursuant to SCHEDULE 6) for the period prior to the Lease Commencement Date, but all other covenants and conditions of this Lease shall be binding on the parties commencing at such prior occupancy.



                                 ARTICLE THREE
                                PAYMENT OF RENT

     3.1 RENT:

     a. Tenant shall pay each monthly installment of Base Rent in advance on the first calendar day of each month. During the Base Year, no Excess Operating Costs (as defined in Section 3.3 below) shall be paid by Tenant. For each calendar year following the Base Year, Tenant shall pay each monthly installment of Tenant's Pro Rata Share of Excess Operating Costs in advance together with each monthly installment of Base Rent. Monthly installments for any fractional calendar month, at the beginning or end of the Lease Term, shall be prorated based on the number of days in such month. Base Rent, together with all other amounts payable by Tenant to Landlord under this Lease, including, without limitation, any late charges and interest due Landlord for Rent not paid when due, shall be sometimes referred to collectively as "RENT". Tenant shall pay all Rent, without deduction or set-off, to Landlord or Managing Agent at a place specified by Landlord. Rent not paid when due shall bear interest until paid, at the rate of two percent (2%) per month, or at the maximum rate allowed by law, whichever is less, from the date when due. Tenant shall also pay a processing charge of Fifty Dollars ($50.00) with each late payment of Rent. Landlord agrees to waive the processing and interest charge for late payments of Rent once during any calendar year during the Lease Term, provided any such late Rent payment is paid in full within ten (10) days of the date when due. Nothing contained in this paragraph shall be deemed to prohibit Tenant from being able to credit excess Allowance (as defined in SCHEDULE 6) to Base Rent due hereunder to the extent permitted under Paragraph 3.05 of SCHEDULE 6.

     b. Notwithstanding anything to the contrary contained herein, Landlord agrees to abate Base Rent for (i) the first three (3) months and eighteen
     (18) days of the first year of the Lease Term, and (ii) the first month of the second year of the Lease Term.

     3.2 DEPOSIT:

     a. Tenant has paid to Landlord the Deposit as security for performance of Tenant's obligations under this Lease. In the event Tenant fully complies with all the terms and conditions of this Lease, the Deposit shall be refunded to Tenant, without interest unless otherwise required by law, upon expiration of this Lease. Landlord may, but is not obligated to, apply a portion of the Deposit to cure any default hereunder and Tenant shall pay on demand the amount necessary to restore the Deposit in full within thirty (30) days after notice by Landlord.

     b. Notwithstanding anything to the contrary contained in this Section 3.2, the Deposit shall be in the form of a letter of credit (the "LETTER OF CREDIT") and the following additional provisions shall apply. The Letter of Credit and any substitute Letter of Credit shall be issued in a form and by a bank approved by Landlord (the "BANK"), which approval shall not be unreasonably withheld or delayed. The Bank shall have net worth of not less than Five Hundred Million Dollars ($500,000,000). Tenant shall deposit the Letter of Credit with Landlord upon Tenant's execution of this Lease. Tenant shall maintain the Letter of Credit, or a substitute Letter of Credit, in accordance with the terms hereof, in full force and effect at all times during the Lease Term and for a period of thirty (30) days thereafter (the last day of such thirty (30) day period shall be referred to as the "RETURN DATE"). If the Letter of Credit expires before the Return Date, Tenant shall replace the Letter of Credit deposited with Landlord by providing Landlord with a substitute Letter of Credit at least thirty (30) days prior to the expiration date of the then effective Letter of Credit being held by Landlord in the amount required hereunder. Landlord shall have the right to draw upon the Letter of Credit and apply such Letter of Credit or portion thereof to cure any default of Tenant under this Lease in same manner described in Section 3.2(a). Within thirty (30) days of the Return Date, Landlord shall return the Letter of Credit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 3.2 or drawn upon by Landlord and applied to cure any default of Tenant existing as of such date. Notwithstanding anything to the contrary contained herein, so long as there shall not have been any (i) monetary Event of Default hereunder, or (ii) non-monetary Event of Default which shall not have been cured within applicable cure periods. Tenant shall have the right, commencing on the second (2nd) anniversary of the Lease Commencement Date and on each anniversary thereafter, to reduce the amount of the Letter of Credit by 20% per year (i.e., by $69,432.00 per year); provided, however, that in no event shall the Letter of Credit be reduced to less than 50% of the initial Security Deposit amount. Tenant may exercise the foregoing right to reduce the Letter of Credit by providing Landlord with a substitute Letter of Credit in the form and amount required hereunder.


     3.3 OPERATING COSTS: Tenant shall pay Tenant's Pro Rata Share of any Excess Operating Costs as set forth below. As used herein, "EXCESS OPERATING COSTS" shall mean any excess of (i) Landlord's Operating Costs for any calendar year following the Base Year over (ii) the actual Operating Costs of the Base Year.

     a. "OPERATING COSTS" shall mean all reasonable and actual expenses relating to the Leased Premises, the Building or the Project, including but not limited to: real estate taxes and assessments; gross rents, sales, use, business, corporation, franchise or other taxes (except income taxes); utilities not separately chargeable to other tenants; insurance premiums and (to the extent used) deductibles; maintenance, repairs and replacements; refurbishing and repainting; cleaning, janitorial and other services; equipment, tools, materials and supplies; air conditioning, heating and elevator service; property management including management fees (provided that such management fees shall not exceed 3% of gross revenues for the Project); security; employees and contractors;

     resurfacing and restriping of walks, drives and parking areas; signs, directories and markers; landscaping; and snow and rubbish removal. Operating Costs shall not include (a) expenses for legal services, (b) real estate brokerage and leasing commissions, (c) Landlord's income taxes and income tax accounting, (d) interest and depreciation, (d) general corporate overhead, (e) capital improvements to the Building or Project except for capital improvements installed for the purpose of reducing or controlling expenses, or required by any governmental or other authority having or asserting jurisdiction over the Building or Project provided that the cost of such improvements shall be allocated over the useful life of such improvements, (f) space planning expenses, (g) promotional expenses, (h) rent abatements and lease takeover expenses, (i) costs of electricity outside normal business hours sold to tenants of the Building by Landlord for which Landlord is entitled to reimbursement from such tenants as an additional charge, (j) costs incurred by Landlord in connection with bringing the Building into compliance with all applicable codes and other laws to the extent such requirements were in existence as of the date of this Lease, and (k) salaries and benefits of employees of Landlord and its affiliates above the grade of Building or Project manager. If any expense, though paid in one year, relates to more than one calendar year, at option of Landlord, such expense may be proportionately allocated among such related calendar years.

     Cook County real estate taxes are payable in arrears for the preceding calendar year. For purposes of determining taxes for any given calendar year, the amount to be included for such year (a) from special assessments payable in installments, shall be the amount of the installments (and any interest) due and payable during such calendar year, (b) from all other taxes, shall be the amount accrued, assessed or otherwise imposed for such calendar year without regard to when any such taxes are payable, and (c) from any adjustment to any taxes by the taxing authority, when such adjustment has resulted in a corresponding adjustment payment by or to Landlord, shall constitute an adjustment to taxes for the calendar year during which such adjustment is made or received by Landlord, as the case may be. Notwithstanding any other provision contained in this Lease, taxes shall also include all reasonable costs and expenses (including, without limitation, reasonable legal, tax consultants, and appraisal fees and court costs) charged for the protest or the reduction of any of the aforesaid taxes, whether or not such protest or reduction is ultimately successful.

     In the event that the Building is not at least 95% leased during any calendar year, Landlord may make appropriate adjustments to those Operating Costs which vary with occupancy of the Building, using reasonable projections, to adjust such costs to an amount that would normally be expected to be incurred if the Building were 95% leased, and such adjusted costs shall be used for purposes of this Section 3.3. Such adjustment shall not apply to any calendar year during the Lease Term if such adjustment was not made during the Base Year, and in no event shall any such adjustment exceed 100% of actual Operating Costs.

     b. Tenant shall pay, in equal monthly installments, Tenant's Pro Rata Share of any estimated Excess Operating Costs for each calendar year which falls (in whole or in part) during the Lease Term (prorated for any partial calendar year at the beginning or end of the Lease Term). From time to time (but not more than annually), based on actual and projected Operating Cost data, Landlord may adjust its estimate of Operating Costs upward or downward. Within thirty (30) days after notice to Tenant of a revised estimate of Operating Costs, Tenant shall remit to Landlord a sum equal to any shortage of the amount which should have been paid to date for the then current calendar year based on the revised estimate, and all subsequent monthly estimated payments shall be based on the revised estimate.

     c. As soon as possible, after the first day of each year Landlord shall compute the actual Operating Costs for the prior calendar year, and shall give notice thereof to Tenant. Within thirty (30) days after receipt of such notice, Tenant shall pay any deficiency between estimated and actual in Tenant's Pro Rata Share of any Excess Operating Costs for the prior calendar year (prorated for any partial calendar year at the beginning or end of the Lease Term). In the event of overpayment by Tenant, Landlord shall apply the excess to the next payment of Rent when due, until such excess is exhausted or until no further payments of Rent are due, in which case, Landlord shall pay to Tenant the balance of such excess within thirty
     (30) days thereafter. Tenant or its representatives shall have the right, upon reasonable notice, to examine Landlord's books and records with respect to the Operating Costs at the management office during normal business hours at any time within thirty (30) days following the delivery by Landlord to Tenant of the notice of actual Operating Costs. Tenant shall have an additional ten (10) days to file any written exception to any of the Operating Costs. If such examination discloses that Tenant's Pro Rata Share of Excess Operating Costs was overstated by ten percent (10%) or more, then Landlord shall reimburse Tenant for the reasonable costs of such examination within thirty (30) days after receipt of an invoice for such costs.

     d. Landlord maintains its records on an accrual accounting basis rather than a cash accounting basis for Operating Costs purposes, and therefore Operating Costs shall be deemed to have been paid when such expenses have accrued. Any adjustment of an item of Operating Costs included in a particular calendar year which results in a corresponding adjustment payment by or to Landlord shall constitute an adjustment to Operating Costs during the calendar year when such adjustment is made.

     3.4 TAXES: In addition to Base Rent and other sums to be paid by Tenant hereunder, Tenant shall reimburse Landlord, as additional Rent, on demand, any taxes payable by Landlord (a) upon, measured by or reasonably attributable to the cost or value of Tenant's equipment, fixtures and other personal property located in the Leased Premises or by the cost or value of any leasehold improvements made to the Leased Premises by Tenant or Landlord, regardless of whether title to such improvements are held by Tenant or Landlord; (b) upon or measured by the monthly rental payable hereunder, including, without limitation, any gross receipts tax or excise tax; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises or any portion thereof; (d) upon this Lease or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises. The foregoing taxes shall not be included as part of Operating Costs to the extent that Tenant is directly reimbursing Landlord therefor. Further, in no event shall the foregoing taxes include Landlord's income taxes.

                                  ARTICLE FOUR
                                  IMPROVEMENTS

     4.1 CONSTRUCTION: Tenant shall cause certain improvements to be constructed in the Leased Premises as described in the Work Letter attached hereto as SCHEDULE 6 (the "LEASEHOLD IMPROVEMENTS"). The expenses to be incurred as between Landlord and Tenant for construction of the Leasehold Improvements are specified in SCHEDULE 6. Tenant and its contractors may enter the Leased Premises as of the date that Tenant executes this Lease, prior to the Lease Commencement Date, to perform the construction of the Leasehold Improvements. Tenant agrees that any such entry into the Leased Premises shall be deemed to be subject to all of the terms, conditions, covenants and provisions of this Lease (including, without limitation, the provisions of SCHEDULE 6), except as to the covenant to pay Base Rent and Tenant's Pro Rata Share of Operating Costs.

     4.2 CONDITION OF LEASED PREMISES: Except as expressly provided in SCHEDULE 6 attached hereto, Tenant acknowledges and agrees that it shall take possession of and accepts the Leased Premises in an "as is" condition, without any warranty as to the condition thereof. Upon the Lease Commencement Date or as soon thereafter as is practicable, Tenant shall execute and deliver to Landlord a letter in the form attached as SCHEDULE 7, acknowledging the Lease Commencement Date. No agreement of Landlord, the Managing Agent or their respective agents or employees to alter, remodel, decorate, clean or improve the Leased Premises (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Leased Premises, has been made by or on behalf of Landlord or such other parties or relied upon by Tenant, except as stated in the Work Letter attached as SCHEDULE 6.

                                  ARTICLE FIVE
                                PROJECT SERVICES

     5.1  PROJECT SERVICES: Landlord shall furnish the following Project
     Services:

     a. Utility Services: Landlord shall provide the utility services listed on SCHEDULE 3 (the "UTILITY SERVICES"). Electric power for Tenant lighting and operating of office machines is separately metered and billed by Commonwealth Edison.

     b. Maintenance Services: Landlord shall provide maintenance of all interior and exterior common areas of the Building including lighting, landscaping, cleaning, painting, maintenance and repair of the exterior of the Building and its structural portions and roof, including but not limited to all of the services listed on SCHEDULE 4 (the "MAINTENANCE SERVICES").

     c. Parking: Landlord shall provide the reserved parking spaces as provided in Section 1.1(j). In addition, Tenant shall be entitled to use, without charge and in common with the other tenants of the Project, non-reserved parking spaces at the Project based on 3.1 parking spaces per 1,000 square feet of the Leased Premises as of the Lease Commencement Date (such reserved and non-reserved parking spaces being referred to collectively as the "PARKING"). Tenant acknowledges that the terms and conditions described in SCHEDULE 5 attached hereto shall apply to Tenant's use of the Parking under this Lease.

     The Utility Services, the Maintenance Services and Parking described above shall be collectively referred to as "PROJECT SERVICES". The costs of Project Services shall be a part of Operating Costs.

     5.2 INTERRUPTION OF SERVICES: Landlord does not warrant that any of the Project Services will be free from interruption. Any Project Service may be suspended by reason of accident or of necessary repairs, alternations or improvements, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. Subject to possible rent abatement as may be provided pursuant to the conditions described in Section 8.1, any such interruption or discontinuance of such Project Services shall never be deemed a disturbance of Tenant's use and possession of the Leased Premises, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from performance of Tenant's obligations under this Lease; provided, however, that should such interruption or discontinuance of Project Services which materially impairs Tenant's ability to conduct its business continue for four (4) consecutive business days, then beginning on the fifth business day, Landlord shall abate Base Rent and Tenant's Pro Rata Share of Excess Operating Costs, for that portion of the Leased premises rendered untenantable, from the fifth business day after said interruption or discontinuance until the Project Services are restored. In addition, notwithstanding anything to the contrary contained herein. if any such interruption or discontinuance of Project Services shall occur as a result of a condition which affects on the Project (and does not affect office buildings in general in the Chicago-O'Hare area), and if (i) such interruption or discontinuance is within Landlord's reasonable control, (ii) such interruption or discontinuance does not arise as a result of an act or omission of Tenant,
(iii) as a result of such interruption or discontinuance, the Leased Premises is rendered untenantable and Tenant in fact so ceases to use the Leased Premises for significant business operations, and (iv) such interruption or discontinuance continues for a period of ninety (90) consecutive days, then Tenant shall have the right to terminate this Lease by prior written notice to Landlord given within thirty (30) days after the expiration of such period (but prior to any restoration of Project Services), which termination shall be effective as of the date of such notice.



                                  ARTICLE SIX
                               TENANT'S COVENANTS


     6.1 USE OF LEASED PREMISES:

     a. Permitted Usage: Tenant shall use the Leased Premises for the Permitted Purpose only.

     b. Compliance with Laws: Tenant shall, at Tenant's expense, comply with the provisions of all recorded covenants, conditions and restrictions and all building, zoning, fire and other governmental laws, ordinances, regulations or rules now in force or which may hereafter be in force relating to Tenant's use and occupancy of the Leased Premises, the Building, or the Project and all requirements of the carriers of insurance covering the

     Project. Nothing contained herein shall require Tenant to be responsible for violations with any of the foregoing to the extent such violations existed as of the date of this Lease.

     c. Nuisances or Waste: Tenant shall not do or permit anything to be done in or about the Leased Premises, or bring or keep anything in the Leased Premises that may increase Landlord's fire and extended coverage insurance premium, damage the Building or the Project, constitute waste, constitute an immoral purpose, or be a nuisance, public or private, or menace or other disturbance to tenants of adjoining premises or anyone else.

     d. Hazardous Substances: Tenant shall (i) comply with all Environmental Laws; (ii) not cause or permit any Hazardous Materials to be treated, stored, disposed of, generated, or used in the Leased Premises or the Project, provided, however, that Tenant may store, use or dispose of products customarily found in offices and used in connection with the operation and maintenance of property if Tenant complies with all Environmental Laws and does not contaminate the Leased Premises, Project or environment; (iii) promptly after receipt, deliver to Landlord any communication concerning any past or present, actual or potential violation of Environmental Laws, or liability of either party for Environmental Damages. "ENVIRONMENTAL LAWS" mean all applicable present and future statutes, regulations, rules, ordinances, codes, permits or orders of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and their political subdivisions and all applicable judicial, administrative and regulatory decrees and judgments relating to the protection of public health or safety or of the environment. "HAZARDOUS MATERIALS" include substances (1) which require remediation under any Environmental Laws; or (2) which are or become defined as a "hazardous waste", "hazardous substance", pollutant or contaminant under any Environmental Laws; or (3) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (4) which contain petroleum hydrocarbons, polychlorinated biphenyls, asbestos, asbestos containing materials or urea formaldehyde. "ENVIRONMENTAL DAMAGES" means all claims, judgments, losses, penalties, fines, liabilities, encumbrances, liens, costs and reasonable expenses of investigation, defense or good faith settlement resulting from violations of Environmental Laws, and including, without limitation: (A) damages for personal injury and injury to property or natural resources; (B) reasonable fees and disbursement of attorneys, consultants, contractors, experts and laboratories; and (C) costs of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Environmental Law and other costs reasonably necessary to restore full economic use of the Leased Premises or Project.

     e. Alterations and Improvements: Tenant shall make no alterations or improvements to the Leased Premises without the prior written approval of Landlord (which approval shall not be unreasonably withheld or delayed) and Landlord's mortgagee, if any. Notwithstanding the foregoing, Tenant shall have the right, without the necessity of obtaining Landlord's consent, to make non-structural, decorative alterations or improvements to the Leased Premises, the cost of which shall not exceed $25,000.00 in the aggregate and the performance of which does not require the issuance of a building permit under applicable building codes and ordinances. Any such alterations or improvements by Tenant shall be done in a good and workmanlike manner, at Tenant's expense, by a licensed contractor approved by Landlord and in conformity with plans and specifications approved by Landlord. Landlord shall have the right to supervise any alterations or improvements for which Landlord's consent is required, in which event Tenant shall pay to Landlord on demand a fee for such supervision in an amount equal to five percent (5%) of the cost of such alterations or improvements (exclusive of "soft costs"). If requested by Landlord, Tenant will post a bond or other security reasonably satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant. Landlord's approval of the plans and specifications for Tenant's alterations or improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

     f. Liens: Tenant shall keep the Leased Premises, the Building and the Project free from liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant. If, at any time, a lien or encumbrance is filed against the Leased Premises, the Building or the Project as a result of Tenant's work, materials or obligations, Tenant shall promptly discharge such lien or encumbrance. If such lien or encumbrance has not been removed within thirty (30) days from the date it is filed, Tenant agrees to deposit with Landlord cash or a bond, which shall be in a form and be issued by a company acceptable to Landlord in its sole discretion, in an amount equal to 150% of the amount of the lien, to be held by Landlord as security for the lien being discharged.

     g. Rules and Regulations: Tenant shall observe, perform and abide by all the rules and regulations promulgated by Landlord from time to time.
     SCHEDULE 2 sets forth Landlord's rules and regulations in effect on the date hereof.

     h. Signage: Tenant shall obtain the prior approval of the Landlord (which approval shall not be unreasonably withheld or delayed) before placing any sign or symbol in doors or windows or elsewhere in or about the Leased Premises, or upon any other part of the Building, or Project including building directories. Any signs or symbols which have been placed without Landlord's approval may be removed by Landlord. Upon expiration or termination of this Lease, all signs installed by Tenant shall be removed and any damage resulting therefrom shall be promptly repaired, or such removal and repair may be done by Landlord and the cost charged to Tenant as Rent.

     6.2 INSURANCE: Tenant shall, at its own expense, procure and maintain during the Lease Term: (i) all risk insurance, including coverage for loss or damage resulting from water (exclusive of flood insurance) or theft, on merchandise, trade fixtures, and personal property owned by the Tenant, and property of others in the Tenant's possession, on a full replacement cost and agreed value basis, and (ii) worker's compensation insurance in at least the statutory amounts, and (iii) commercial general liability insurance with respect to the Leased Premises and Tenant's activities in the Leased Premises and in the Building and the Project, providing bodily injury, personal injury, contractual liability, and property damage coverage with a maximum $5,000 deductible, or such other amount approved by the Landlord, in writing, and minimum coverage limits as follows:

     a. $2,000,000 with respect to bodily injury or death, personal injury, contractual liability and property damage arising out of any one occurrence;

     Nothing in this Section 6.2 shall prevent Tenant from obtaining insurance of the kind and in the amounts provided for under this paragraph under a blanket insurance policy covering other properties as well as the Leased Premises, provided, however, that any such policy of blanket insurance (i) shall specify the amounts of the total insurance allocated to the Leased Premises, which amounts shall not be less than the amounts required by subparagraph a. above, and (ii) such amounts so specified shall be sufficient to prevent any one of the assureds from becoming a coinsurer within the terms of the applicable policy, and (iii) shall, as to the Leased Premises, otherwise comply as to endorsements and coverage with the provisions of this paragraph. Tenant's insurance shall be with a company which has a rating equal to or greater than Best's Insurance Reports classification of A, Class X or its equivalent, as such classification is determined as of the Lease Commencement Date. Landlord and Landlord's mortgagee, if any, shall be named as "additional insureds" under Tenant's general liability insurance, and such Tenant's insurance shall be primary and non-contributing with Landlord's insurance. Tenant's insurance policies shall contain endorsements requiring 30 days notice to Landlord and Landlord's mortgagee, if any, prior to any cancellation, lapse or nonrenewal or any reduction in amount of coverage.

Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Leased Premises, certificates of Insurance for all required insurance obligations hereunder including evidence of contractual liability and additional insured status on a primary and non-contributing basis with respect to liability coverage, or certified copies of any of the policies evidencing such insurance obligations.

Landlord shall, at its own expense, procure and maintain during the Lease Term fire and extended coverage insurance for 100% replacement value of the Building, including all improvements and fixtures thereto.

     6.3 REPAIRS: Tenant, at its sole expense, agrees to maintain the interior of the Leased Premises in a neat, clean and sanitary condition. If Tenant fails to maintain or keep the Leased Premises in good repair and such failure continues for five (5) days after written notice from Landlord or if such failure results in a nuisance or health or safety risk, Landlord may perform any such required maintenance and repairs and the cost thereof shall be payable by Tenant as Rent within ten (10) days of receipt of an invoice from Landlord. Tenant shall also pay to Landlord the costs of any repair to the Building or Project necessitated by any act or neglect of Tenant.

     6.4 ASSIGNMENT AND SUBLETTING: Tenant shall not assign, mortgage, pledge, or encumber this Lease, or permit all or any part of the Leased Premises to be subleased without the prior written consent of Landlord and Landlord's mortgagee, if any, which consent shall not be unreasonably withheld or delayed. Any transfer of this Lease by merger, consolidation, reorganization or liquidation of Tenant, or by operation of law, or change in ownership of or power to vote the majority of the outstanding voting stock of a corporate Tenant, or by change in ownership of a controlling partnership interest in a partnership Tenant, shall constitute an assignment for the purposes of this paragraph. Notwithstanding the foregoing, Tenant shall have the right to assign or sublease part or all of the Lease Premises to any of its subsidiaries, affiliates or any parent corporation of Tenant with prior written notice to Landlord provided that (i) Tenant continues to be primarily liable on its obligations as set forth herein; (ii) any such assignee or sublessee shall assume and be bound by all covenants and obligations of Tenant herewith;
(iii) the proposed assignee or sublessee is, in Landlord's good faith judgment, compatible with other tenants in the Building and seeks to use the Leased Premises only for the Permitted Purpose and for a use that is not prohibited under the terms of a lease with another tenant in the Building; and
(iv) such use would not result in a material change in the number of personnel working in, or members of the general public visiting, the Leased Premises.

     In addition to other reasonable bases, Tenant hereby agrees that Landlord shall be deemed to be reasonable in withholding its consent, if: (a) such proposed assignment or sublease is to any party who is then a tenant of the Building or the Project if Landlord has comparable area; or (b) Tenant is in default under any of the terms, covenants, conditions, provisions and agreements of this Lease at the time of request for consent or on the effective date of such subletting or assignment; or (c) the proposed subtenant or assignee is, in Landlord's good faith judgment, incompatible with other tenants in the Building, or seeks to use any portion of the Leased Premises for a use not consistent with other uses in the Building, or is financially incapable of assuming the obligations of this Lease; or (d) the proposed assignee of sublessee or its business is subject to compliance with additional requirements of the law (including related regulations) commonly known as the "Americans with Disabilities Act" beyond those requirements which are applicable to the Tenant, unless the proposed assignee of sublessee shall: (i) first deliver plans and specifications for complying with such additional requirements and obtain Landlord's consent thereto, and (ii) comply with all Landlord's conditions for or contained in such consent, including without limitation, requirements for security to assure the lien-free completion of such improvements. Tenant shall submit to Landlord the name of a proposed assignee or subtenant, the terms of the proposed assignment or subletting, a copy of the proposed assignment document or sublease, the nature of the proposed subtenant's business and such information as to the assignee's or subtenant's financial responsibility and general reputation as Landlord may reasonably require.

     No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person or entity shall not be deemed to be waiver by Landlord of any provision of this Lease or to be a consent to any assignment, subletting or other transfer. Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or transfer.

     In lieu of giving any consent to a sublet or an assignment of all the Leased Premises, Landlord may, at Landlord's option, elect to terminate this Lease. In the case of a proposed subletting of a portion of the Leased Premises, Landlord may, at Landlord's option, elect to terminate the Lease with respect to that portion of the Leased Premises being proposed for subletting. The effective date of any such termination shall be thirty (30) days after the proposed effective date of any proposed assignment or subletting.

     Fifty percent (50%) of any proceeds in excess of Base Rent and Tenant's Pro Rata Share of Excess Operating Costs which is received by Tenant pursuant to an assignment or subletting consented to by Landlord, less reasonable brokerage commissions actually paid by Tenant, and less other costs incurred by Tenant in connection with making the space available for lease, shall be remitted to Landlord as extra Rent within thirty (30) days of receipt by Tenant. For purposes of this paragraph, all money or value in whatever form received by Tenant from or on account of any party as consideration for an assignment or subletting (except for the sale of Tenant's personal property and inventory at its then reasonable market value) shall be deemed to be proceeds received by Tenant pursuant to an assignment or subletting.

     6.5 ESTOPPEL CERTIFICATE: From time to time and within ten (10) days after request by Landlord, Tenant shall execute and deliver a certificate to any proposed lender or purchaser, or to Landlord, together with a true and correct copy of this Lease, certifying with any appropriate exceptions, (i) that this Lease is in full force and effect without modification or amendment,
(ii) the amount of Rent payable by Tenant and the amount, if any, of Prepaid Rent and Deposit paid by Tenant to Landlord, (iii) the nature and kind of concessions, rental or otherwise, if any, which Tenant has received or is entitled to receive, (iv) that Tenant has not assigned its rights under this Lease or sublet any portion of the Leased Premises, (v) that Landlord has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding or other excuses for Tenant's performance under this Lease, (vi) that such proposed lender or purchaser may rely on the information contained in the certificate, and (vii) any other fact reasonably requested by Landlord or such proposed lender or purchaser.

                                 ARTICLE SEVEN
                           LANDLORD'S RESERVED RIGHTS

     7.1  INTENTIONALLY OMITTED

     7.2 ADDITIONAL RIGHTS RESERVED TO LANDLORD: Without notice and without liability to Tenant or without effecting an eviction or disturbance of Tenant's use or possession, Landlord shall have the right to (i) grant utility easements or other easements in, or replat, subdivide or make other changes in the legal status of the land underlying the Building or the Project as Landlord shall deem appropriate in its sole discretion, provided such changes do not substantially interfere with Tenant's use of the Leased Premises for the Permitted Purpose; (ii) enter the Leased Premises at reasonable times upon reasonable prior notice (or, in the event of an emergency, at any time and without notice) to inspect, alter or repair the Leased Premises or the Building and to perform any acts related to the safety, protection, reletting, sale or improvement of the Leased Premises or the Building; (iii) change the name or street address of the Building or the Project; (iv) install and maintain signs on and in the Building and the Project; and (v) make such rules and regulations as, in the sole judgment of Landlord, may be needed from time to time for the safety of the tenants, the care and cleanliness of the Leased Premises, the Building and the Project and the preservation of good order therein.

                                 ARTICLE EIGHT
                          CASUALTY AND UNTENANTABILITY

     8.1 CASUALTY AND UNTENANTABILITY: If the Building is made substantially untenantable or it Tenant's use and occupancy of the Leased Premises are substantially interfered with due to damage to the common areas of the Building or if the Leased Premises are made wholly or partially untenantable by fire or other casualty, Landlord may, by notice to Tenant within forty-five (45) days after the damage, terminate this Lease. Such termination shall become effective as of the date of such casualty.

     If the Leased Premises are made partially or wholly untenantable by fire or other casualty and this Lease is not terminated as provided above, Landlord shall restore the Leased Premises to the condition they were in on the Lease Commencement Date, not including any personal property of Tenant or alterations performed by Tenant (other than the initial Leasehold Improvements).

     If the Landlord does not terminate this Lease as provided above, and Landlord fails within one hundred twenty (120) days from the date of such casualty to restore the damaged common areas thereby eliminating substantial interference with Tenant's use and occupancy of the Leased Premises, or fails to restore the Leased Premises to the condition they were in on the Lease Commencement Date, not including any personal property or alterations performed by Tenant (other than the initial Leasehold Improvements), Tenant may terminate this Lease as of the end of such one hundred twenty (120) day period.

     Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that, to the extent any Superior Instrument (as defined in Section 13.4 below) conflicts with the terms of this Article 8, the terms of such Superior Instrument shall control with respect to the disbursement and application of insurance proceeds, and that Landlord will comply with all requirements of the holder of any such Superior Instrument to deposit such insurance proceeds in escrow pending the application and disbursement of such insurance proceeds.

     In the event of termination of this Lease pursuant to this section, Rent shall be prorated on a per diem basis and paid to the date of the casualty, unless the Leased Premises shall be tenantable, in which case Rent shall be payable to the date of the lease termination. If the Leased Premises are untenantable and this Lease is not terminated, Rent shall abate on a per diem basis from the date of the casualty until the Leased Premises are ready for occupancy by Tenant. If part of the Leased Premises are untenantable, Rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Leased Premises which is usable by Tenant until the damaged part is ready for Tenant's occupancy. Notwithstanding the foregoing, if any damage was proximately caused by an act or omission of Tenant, its employees, agents, contractors, licensees or invitees, then, in such event, Tenant agrees that Rent shall not abate or be diminished during the term of this Lease.

                                  ARTICLE NINE
                                  CONDEMNATION

     9.1 CONDEMNATION: If all or any part of the Leased Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Leased Premises so taken or sold, effective as of the date possession is required to be delivered to such authority. In such event, Base Rent shall abate in the ratio that the portion of Tenant's Square Footage taken or sold bears to Tenant's Square Footage. If a partial taking or sale of the Leased Premises, the Building or the Project (i) substantially reduces Tenant's Square Footage resulting in a substantial inability of Tenant to use the Leased Premises for the Permitted Purpose, or (ii) renders the Building or the Project not commercially viable to Landlord in Landlord's sole opinion, either Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within thirty (30) days after the terminating party receives written notice of the portion to be taken or sold. Such termination shall be effective one hundred eighty (180) days after notice thereof, or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically to Tenant for removal and reinstallation of Tenant's trade fixtures, personal property or Tenant's moving costs.

                                  ARTICLE TEN
                             WAIVER AND INDEMNITY

     10.1 LIABILITY WAIVER: Except for those claims arising from the Landlord's negligence or willful misconduct, Tenant, to the extent permitted by law, hereby releases Landlord and waives any right of recovery or subrogation for injury to persons or damage to property sustained by any third person (including employees), firm, or corporation against which Tenant is provided protection by the insurance coverage afforded Tenant through any Liability or Workers' Compensation Insurance Policies. Tenant agrees that such policies of insurance shall contain appropriate waiver of subrogation and right of recovery clauses (for property perils and damage only).

     10.2 INDEMNIFICATION:

     a. Tenant agrees that Tenant will indemnify and hold and save Landlord whole and harmless of, from and against all suits, losses, costs, liabilities, claims demands, actions, expenses and judgments of every kind and character suffered by, recovered from or asserted against Landlord on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of, or be caused, either proximately or remotely, by an act, omission, negligence, or misconduct on the part of the Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees, or invitees or of any other reason entering upon the Leased Premises under or with the express or implied invitation or permission of Tenant or when any such injury or damage is the result, proximate or remote, of the violation by Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees or invitees of any law, ordinance, or governmental order, or when any such injury or damage may in any other way arise from or out of the occupancy or use by Tenant, its agents, servants, employees, contractors, patrons, guests, licensees or invitees of the Leased Premises, except to the extent caused by Landlord's negligence or willful misconduct or by any of Landlord's agents, servants, employees, contractors, patrons, guests, licensees or invitees. Tenant agrees to indemnify, defend, reimburse and hold Landlord harmless against any Environmental Damages incurred by Landlord arising from Tenant's breach of Section 6.1(d) of the Lease.

     b. Landlord agrees to hold Tenant harmless and indemnified against claims and liability for injuries to all persons and for damage to or loss of property occurring in or about the Leased Premises or the Building due to Landlord's breach of this Lease or due to the negligence of Landlord, its contractors, agents, employees, licensee or invitees.

     10.3 WAIVER OF SUBROGATION: In the event of fire or other loss to the Leased Premises or the Building, Tenant and Landlord release each other and waive any right of subrogation or recovery against each other for loss or damage to the waiving party or its respective property, which occurs in or about the Leased Premises or Building, whether due to the negligence of either party, their agents, employees, officers, contractors licensees, invitees or otherwise, to the extent that such loss or damage is insurable against under the terms of the insurance contracts required hereunder. Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Leased Premises shall contain appropriate waiver of subrogation clauses.

     10.4 LIMITATION OF LANDLORD'S LIABILITY: The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, shareholders, directors, officers, employees or agents of Landlord, and Tenant shall look solely to Landlord's interest in the Building and land and to no other assets of Landlord for satisfaction of any liability in respect of this Lease. Tenant will not seek recourse against the individual partners, shareholders, directors, officers, employees or agents of Landlord or any of their personal assets for such satisfaction. Notwithstanding any other provisions contained herein, Landlord shall not be liable to Tenant, its contractors, agents or employees for any consequential damages or damages for loss of profits.



                                 ARTICLE ELEVEN
                    TENANT'S DEFAULT AND LANDLORD'S REMEDIES

     11.1  TENANT'S DEFAULT: It shall be an "EVENT OF DEFAULT" if Tenant shall
(i) fail to pay any monthly installment of Base Rent or Tenant's Pro Rata
Share of Excess Operating Costs, or any other sum payable hereunder within ten
(10) days after such payment is due and payable; (ii) violate or fail to perform any conditions, covenants, or agreements herein made by Tenant respecting Tenant's insurance requirements as specified in Section 6.2, and such violation or failure shall continue for five (5) business days after written notice thereof to Tenant by Landlord; (iii) violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for fifteen (15) days after written notice thereof to Tenant by Landlord; provided, however, if such default is of a nature that it cannot reasonably be cured within fifteen (15) days, it shall not be an Event of Default if Tenant commences to cure within such fifteen (15) day period and diligently prosecutes such cure to completion within the time reasonably required for such cure, not to exceed sixty (60) days; (iv) make a general assignment for the benefit of its creditors or file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief;
(v) have a proceeding filed against Tenant seeking any relief mentioned in (iv) above; (vi) have a trustee, receiver or liquidator appointed for Tenant or a substantial part of its property; (vii) abandon or vacate the Leased Premises and any portion of Rent is delinquent; (viii) default under any other lease, if any, within the Building or the Project; or (ix) if Tenant is a partnership, if any partner of the partnership is involved in any of the acts or events described in subparagraphs (i) through (viii) above.

     11.2 REMEDIES OF LANDLORD: If an Event of Default occurs, Landlord, may, at its option, five (5) days after written notice to Tenant, reenter the Leased Premises, remove all persons therefrom, take possession of the Leased Premises, and remove all of Tenant's personal property at Tenant's risk and expense and, either (i) terminate this Lease and Tenant's right of possession of the Leased Premises or (ii) maintain this Lease in full force and effect and endeavor to relet all or part of the Leased Premises. In the event Landlord elects to maintain this Lease, Landlord shall have the right to relet the Leased Premises for such rent and upon such terms as Landlord deems reasonable and necessary, and Tenant shall be liable for all damages sustained by Landlord, including but not limited to, any deficiency in Rent for the period of time which would have remained in the Lease Term in the absence of any termination, leasing fees, attorneys' fees, other marketing and collection costs, the cash value of any concessions granted to Tenant and all expenses of placing the Leased Premises in first class rentable condition. Landlord retains the right to terminate this Lease, at any time, notwithstanding that Landlord fails to terminate this Lease initially. If Landlord is unable after diligent efforts to relet the Leased Premises within one hundred twenty (120) days after termination of this Lease, Landlord may elect at any time thereafter to have Tenant immediately pay, as liquidated damages and not as a penalty, all Rent then due and the present value (discounted at 10%) of all Rent which would have become due (based on Base Rent and Tenant's Pro Rata Share of Excess Operating Costs payable at the time of such election and the cash value of any concessions granted to Tenant) for the period of time which would have remained in the Lease Term in the absence of any termination over the then reasonable rental value of the Leased Premises for the remaining Lease Term. Notwithstanding anything to the contrary contained herein, Landlord agrees to use commercially reasonable efforts to mitigate its damages following an Event of Default by Tenant.

The remedies granted to Landlord herein shall be cumulative and shall not exclude any other remedy allowed by law, and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease, including without limitation, a claim for attorney's fees incurred by Landlord.

                                 ARTICLE TWELVE
                                  TERMINATION

     12.1 SURRENDER OF LEASED PREMISES: On expiration of this Lease, if no Event of Default exists, Tenant shall surrender the Leased Premises in the same condition as when the Lease Term commenced, ordinary wear and tear or damage from casualty excepted. Except for furnishings, trade fixtures and other personal property installed at Tenant's expense, all alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Leased Premises, either by Landlord or Tenant, shall be Landlord's property and at the expiration or earlier termination of the Lease Term shall remain on the Leased Premises without compensation to Tenant, except if requested by Landlord, Tenant, at its expense and without delay, shall remove any alterations, additions or improvements made to the Leased Premises by Tenant designated by Landlord to be removed (such designation by Landlord shall occur at the time Landlord consents to such improvements), and repair any damage to the Leased

Premises or the Building caused by such removal. If Tenant fails to repair the Leased Premises, Landlord may complete such repairs and Tenant shall reimburse Landlord for such repair and restoration. Landlord shall have the option to require Tenant to remove all its property. If Tenant fails to remove such property as required under this Lease, Landlord may dispose of such property in its sole discretion without any liability to Tenant, and further may charge the cost of any such disposition to Tenant.

     12.2 HOLD OVER TENANCY: If Tenant shall hold over after the Lease Expiration Date, Tenant may be deemed, and Landlord's option, to occupy the Leased Premises as a tenant from month to month, which tenancy may be terminated by one month's written notice. During such tenancy, Tenant agrees to pay to Landlord, monthly in advance, an amount equal to 150%, for the first thirty (30) days of such tenancy, and 200% thereafter; of all Rent which would become due (based on Base Rent and Tenant's Pro Rata Share of Excess Operating Costs payable for the last month of the Lease Term, together with all other amounts payable by Tenant to Landlord under this Lease), and to be bound by all of the terms, covenants and conditions herein specified. If Landlord relets the Leased Premises or any portion thereof to a new tenant and the term of such new lease commences during the period for which Tenant holds over, Landlord shall also be entitled to recover from Tenant all costs and expenses, attorneys fees, damages or loss of profits incurred by Landlord as a result of Tenant's failure to deliver possession of the Leased Premises to Landlord when required under this Lease.

                                ARTICLE THIRTEEN
                                 MISCELLANEOUS

     13.1 QUIET ENJOYMENT: If and so long as Tenant pays all Rent and keeps and performs each and every term, covenant and condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly enjoy the Leased Premises without hindrance by Landlord.

     13.2 ACCORD AND SATISFACTION: No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall constitute an accord and satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion on the contrary unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

     13.3 SEVERABILITY: The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law. If any term hereof shall be invalid or unenforceable, the parties agree that such term shall be stricken from this Lease to the extent unenforceable, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to any other term of this Lease, and the remaining terms hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein.

     13.4 SUBORDINATION AND ATTORNMENT: Tenant acknowledges that this Lease is subject and subordinate to all leases in which Landlord is lessee and to any mortgage or deed of trust now in force against the Building and to all advances made or hereafter to be made thereunder, or any amendments or modifications thereof, and shall be subordinate to any future leases in which Landlord is lessee and to any future mortgage or deed of trust hereafter in force against the Building and to all advances made or hereafter to be made thereunder (all such existing and future leases, mortgages and deeds of trust referred to collectively as "SUPERIOR INSTRUMENTS"). Tenant also agrees that if the holder of any Superior Instrument elects to have this lease superior to its Superior Instrument and gives notice of its election to Tenant, then this lease shall be superior to the lien of any such lease, mortgage or deed of trust and all renewals, replacements and extensions thereof, whether this Lease is dated before or after such lease, mortgage or deed of trust. If requested in writing by Landlord or any first mortgagee or ground lessor of Landlord, Tenant agrees to execute a subordination agreement required to further affect the provisions of this section. Notwithstanding anything to the contrary contained herein, Landlord agrees to use commercially reasonable efforts to secure a non-disturbance agreement from the holder of any Superior Instrument entered into after the date of this Lease.

     In the event of any transfer in lieu of foreclosure or termination of a lease in which Landlord is lessee or the foreclosure of any Superior Instrument, or sale of the Property pursuant to any Superior Instrument, Tenant shall attorn to such purchaser, transferee or lessor and recognize such party as landlord under this Lease, provided such party acquires and accepts the Leased Premises subject to this lease. The agreement of Tenant to attorn contained in the immediately preceding sentence shall survive any such foreclosure sale or transfer.

     13.5 ATTORNEY'S FEES: If the services of an attorney are required by any party to secure the performance under this Lease or otherwise upon the breach or default of the other party to the Lease, or if any judicial remedy is necessary to enforce or interpret any provision of the Lease, the prevailing party shall be entitled to reasonable attorney's fees, costs and other expenses, in addition to any other relief to which such prevailing party may be entitled.

     13.6 APPLICABLE LAW: This Lease shall be construed according to the laws of the state in which the Leased Premises are located.

     13.7 BINDING EFFECT, GENDER: This Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns. It is understood and agreed that the terms "Landlord" and "Tenant" and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.

     13.8  TIME: Time is of the essence of this Lease.

     13.9 ENTIRE AGREEMENT: This Lease and the schedules and addenda attached set forth all the covenants, promises, agreements, representations, conditions, statements and understandings between Landlord and Tenant concerning the Leased Premises and the Building and the Project, and there are no representations, either oral or written between them other than those in this Lease. This Lease shall not be amended or modified except in writing signed by both parties. Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this Lease.

     13.10 NOTICES: Any notice or demand provided for or given pursuant to this Lease shall be in writing and served on the parties at the addresses listed in
Section 1.1(n) and paragraph 1.1(o). Any notice shall be either (i) personally delivered to the addressee set forth above, in which case it shall be deemed delivered on the date of delivery to said addressee; or (ii) sent by registered or certified mail/return receipt requested, in which case it shall be deemed delivered 3 business days after being deposited in the U.S. Mail; (iii) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered 1 business day after deposit with such courier; or (iv) sent by telecommunication ("FAX") during normal business hours in which case it shall be deemed delivered on the day sent, provided an original is received by the addressee after being sent by a nationally recognized overnight courier within 1 business day of the Fax. The addresses and Fax numbers listed in Sections 1.1(n) and 1.1(o) may be changed by written notice to the other parties, provided, however, that no notice of a change of address or Fax number shall be effective until the date of delivery of such notice. Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

     13.11 HEADINGS: The headings on this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

     13.12 BROKERAGE COMMISSIONS: Tenant and Landlord each represents to the other that no broker or agent was instrumental in procuring or negotiating or consummating this Lease other than Broker of Record whose compensation shall be paid by Landlord, and Cooperating Broker, if any, whose compensation shall be paid by Broker of Record, and Tenant and Landlord each agree to defend, indemnify and hold harmless the other party against any loss, cost, expense or liability for any compensation, commission, fee or charge, including reasonable attorney's fees, resulting from any claim of any other broker, agent or finder claiming under or through the indemnifying party in connection with this Lease or its negotiation.

     13.13 SALE BY LANDLORD: In the event of sale or conveyance or transfer by Landlord of its interest in the Project or in any Building or Buildings in which the Leased Premises are located or in this Lease, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease provided that the transferee assumes Landlord's obligations hereunder. This Lease shall not be affected by any such sale, conveyance or transfer.

     13.14 RIGHT OF FIRST OFFER: If, at any time during the Term, Landlord shall desire to lease any space comprising a part of Suite 450 on the fourth floor of the Building, as depicted on SCHEDULE 1A (the "ROFO SPACE") to a third party, other than the existing tenant in any such space, and provided that there shall be no uncured Event of Default by Tenant under this Lease, Landlord shall first give Tenant written notice ("LANDLORD'S NOTICE") of the Business Terms (as hereinafter defined) upon which Landlord is planning to market the ROFO Space. As used herein, "BUSINESS TERMS" means the lease term (the "ROFO TERM"), the base rental rate, operating cost stop or Base Year, tenant improvement allowance, number of rentable square feet, and the configuration of the ROFO Space. Within five (5) business days of Landlord's Notice, Tenant shall have the right, by written notice to Landlord ("TENANT'S NOTICE") to either (i) waive its rights to the ROFO Space for purposes of the subject Landlord's Notice, or (ii) accept the ROFO Space on the Business Terms set forth in Landlord's Notice. If Tenant fails to deliver Tenant's Notice within such five (5) business day period, Tenant shall be deemed to have waived its rights to the ROFO Space. If Tenant timely elects to accept the ROFO Space, Landlord and Tenant shall, within thirty
30) days from the date of Tenant's Notice, enter into a lease amendment with respect to the ROFO Space reflecting the Business Terms provided in Landlord's Notice. In the event Tenant elects to waive its rights (or is deemed to have waived its rights) as to any ROFO Space, Landlord shall have the absolute right to lease the ROFO Space to any other person or entity on any terms and conditions, and Tenant shall have no further rights with respect to the ROFO Space, unless (i) the ROFO Space has not been leased within 180 days following Landlord's Notice as to such ROFO Space, or (ii) Landlord proposed to lease the ROFO Space to a third party at a net effective rental rate that is less than 95% of the rate set forth in Landlord's Notice. Tenant's rights under this Section
13.14 shall be personal to Tenant and shall not be assignable or assumable.

     13.15 STORAGE SPACE: During the Lease Term, Tenant shall have the right to lease storage space in the lower level of the Project, subject to availability, at the gross rental rate of $12.00 per square foot.

     SUBMISSION OF THIS INSTRUMENT FOR EXAMINATION OR SIGNATURE BY TENANT DOES NOT CONSTITUTE A RESERVATION OF OR OPTION FOR LEASE, AND IT IS NOT EFFECTIVE AS A LEASE OR OTHERWISE UNTIL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT.


                            [Signature Page Follows]

     This Lease is executed as of the date first written above.

TENANT                                 LANDLORD:

PCTEL, INC.                            ASP WHEELIE, L.L.C.



By  /s/ John W. Schoen                 By  /s/ Scott Fitzgerald
    _________________________             __________________________


Its   COO/CFO/Secretary               Its  Vice President
    _________________________             __________________________




By __________________________


Its _________________________



Authorized Signatories

Where Tenant is a corporation, this Lease shall be signed by a President or Vice President and Secretary or Assistant Secretary of Tenant. Any other signatories shall require a certified corporate resolution.

                                   SCHEDULE 1
                    DEPICTION/FLOOR PLAN OF LEASED PREMISES



                                 SEE ATTACHED.

 1  CEO OFFICE (14' x 19'--11''+/-)
10  PRIVATE OFFICES (9' x 14'+/-)
18  8' x 10' WORKSTATIONS
10 10' x 10' WORKSTATIONS
 1  LAB (29.5' x 30.5'+/-)
 2  LARGE CONFERENCE ROOMS






                                   [GRAPHIC]

                                   SCHEDULE 2
                             RULES AND REGULATIONS

1. The sidewalks, entrances, halls, corridors, elevators and stairways of the Building and Project shall not be obstructed or used as a waking or lounging place by tenants, and their agents, servants, employees, invitees, licensees and visitors. All entrance doors leading from any Leased Premises to the hallways are to be kept closed at all times.

2. Landlord reserves the right to refuse admittance to the Building after reasonable business hours, as established from time to time, to any person not producing both a key to the Leased Premises and/or a pass issued by Landlord. In case of invasion, riot, public excitement or other commotion, Landlord also reserves the right to prevent access to the Building during continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building.

3. Landlord will furnish each tenant with two keys to each door lock on the Leased Premises, and Landlord may make a reasonable charge for any additional keys and access cards requested by any tenant. No tenant shall have any keys made for the Leased Premises; nor shall any tenant alter any lock, or install new or additional locks or bolts on any door without the prior written approval of Landlord. If Landlord approves any lock alteration or addition, the tenant making such alteration shall supply Landlord with a key for any such lock or bolt. Each tenant, upon the expiration or termination of its tenancy, shall deliver to Landlord all keys and access cards in any such tenant's possession for all locks and bolts in the Building.

4. No tenant shall cause any unnecessary labor by reason of such tenant's carelessness or indifference in the preservation of good order and cleanliness of the Leased Premises. Tenants will see that (i) the windows are closed, (ii) the doors securely locked, and (iii) all water faucets and other utilities are shut off (so as to prevent waste or damage) each day before leaving the Leased Premises. In the event tenant must dispose of crates, boxes, etc. which will not fit into office waste paper baskets, it will be the responsibility of tenant to dispose of same. In no event shall tenant set such items in the public hallways or other areas of the Building or garage facility, excepting tenant's owned Leased Premises, for disposal.

5. Landlord reserves the right to reasonably prescribe the date, time, method and conditions that any personal property, equipment, trade fixtures, merchandise and other similar items shall be delivered to or removed from the Building. Major movement of goods or property will be scheduled in off hours in cooperation with Landlord. No iron safe or other heavy or bulky object shall be delivered to or removed from the Building, except by experienced safe men, movers or riggers approved in writing by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord, immediately upon demand, by the tenant by, through, or under whom such damage was done. There shall not be used in any space, or in the public halls of the Building, either by tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires.

6. The toilet rooms, toilets, urinals, wash bowls and water apparatus shall not be used for any purpose other than for those for which they were constructed or installed, and no sweepings, rubbish, chemicals, or other unsuitable substances shall be thrown or placed therein. The expense of any breakage, stoppage or damage resulting from violation(s) of this rule shall be borne by the tenant by whom, or by whose agents, employees, invitees, licensees or visitors, such breakage, stoppage or damage shall have been caused.

7. No sign, name, placard, advertisement or notice visible from the exterior of any Leased Premises, shall be inscribed, painted or affixed by any tenant on any part of the Building or Project without the prior written approval of Landlord. All signs or lettering on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of the tenant, by a person approved by

Landlord. A directory containing the names of all tenants in the Building shall be provided by Landlord at an appropriate place on the first floor of the Building.

8. All areas of the Leased Premises that are visible from the common areas of the Building through glass doors or otherwise shall be kept in a neat and orderly condition.

9. No signalling, telegraphic or telephonic instruments or devices, or other wires, instruments or devices shall be installed by Tenant in connection with any Leased Premises without the prior written approval of Landlord (which approval shall not be unreasonably withheld or delayed) or specifically identified and located on Construction Documents as defined in Schedule 6. Such installations, and the boring or cutting for wires, shall be made at the sole cost and expense of the tenant and under control and direction of Landlord. Landlord retains, in all cases, the right to require (i) the installation and use of such electrical protecting devices that prevent the transmission of excessive currents of electricity into or through the Building, (ii) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (iii) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by tenants must be clearly tagged at the distribution boards and junction boxes and elsewhere in the Building, with (i) the number of the Leased Premises to which said wires lead, (ii) the purpose for which said wires are used, and (iii) the name of the company operating same.

10. Tenant, its agents, servants or employees, shall not (a) go on the roof of the Building, (b) use any additional method of heating or air conditioning the Leased Premises, (c) sweep or throw any dirt or other substance from the Leased Premises into any of the halls, corridors, elevators, or stairways of the Building, (d) bring in or keep in or about the Leased Premises any vehicles or animals of any kind except that persons with disabilities may be accompanied by trained dogs, (e) install any radio or television antennae or any other device or item on the roof, exterior walls, windows or windowsills of the Building,
(f) place objects against glass partitions, doors or windows which would be unsightly from the interior or exterior of the Building, (g) use any Leased Premises (i) for lodging or sleeping, (ii) for cooking (except that the use by any tenant of Underwriter's Laboratory-approved equipment for microwaving, brewing coffee, tea and similar beverages shall be permitted, provided that such use is in compliance with law), (iii) for any manufacturing, storage or sale of merchandise or property of any kind, (h) cause or permit unusual or objectionable odor to be produced or permeate from the Leased Premises, including, without limitation, duplicating or printing equipment fumes, and
(i) install or operate any vending machines in the Leased Premises, unless specifically identified and located on Construction Documents as defined in
Schedule 6. Tenant, its agents, servants and employees, invitees, licensees, or visitors shall not permit the operation of any musical or sound producing instruments or device which may be heard outside Leased Premises, Building or garage facility, or which may emit electrical waves which will impair radio or television broadcast or reception from or into the Building.

11. No canvassing, soliciting, distribution of hand bills or other written material, or peddling by Tenant shall be permitted in the Building or the Project, and tenants shall cooperate with Landlord in prevention and elimination of same.

12. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part or appurtenances of Leased Premises.

13. If any Leased Premises becomes infested with vermin by acts of Tenant, the Tenant, at its sole cost and expense, shall cause its premises to be exterminated from time to time to the satisfaction of the Landlord and shall employ such exterminators as shall be approved by Landlord.

14. No curtains, blinds, shades, screens, awnings or other coverings or projections of any nature shall be attached to or hung in, or used in connection with any door, window or wall of the premises of the Building by Tenant without the prior written consent of Landlord.

15. Landlord shall have the right to prohibit any advertising by tenant which, in Landlord's opinion, tends to impair the reputation of Landlord or of the building, or its desirability as an office building for existing or prospective tenants who require the highest standards of integrity and respectability, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

16. Wherever the word "tenant" occurs, it is understood and agreed that it shall also mean tenant's associates, employees, agents and any other person entering the Building or the Leased Premises under the express or implied invitation of tenant. Tenant shall cooperate with Landlord to assure compliance by all such parties with rules and regulations.

17. Landlord will not be responsible for lost or stolen personal property, equipment, money or any article taken from Leased Premises, Building or garage facilities regardless of how or when loss occurs.

18. Any modifications made by Tenant to the Leased Premises shall be performed either by or under the direction of Landlord but at the cost of Tenant. Notwithstanding the above, no vinyl floor tile shall be removed except by Landlord. All contractors and technicians performing work for Tenant within the Leased Premises shall provide Landlord with certificates of insurance in forms and amounts satisfactory to Landlord naming Landlord and the Managing Agent as additional insureds. The Managing Agent shall be named as an additional insured on Tenant's insurance policy as well in accordance with the insurance provisions of the Lease.

19. Showcases and any other articles shall not be placed in front of or affixed to any part of the exterior of the Building, nor placed in the common area halls, corridors or vestibules which are not by Tenant without the prior written consent of Landlord.

20. The requirements of Tenant will be attended to only upon application to the Managing Agent. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

21. Subject to the provisions of the Lease, Tenant shall not provide any janitorial services or cleaning without Landlord's written consent and then only subject to supervision of Landlord and at Tenant's sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

22. Landlord reserves the right to make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and to make additional reasonable rules and regulations, as in Landlord's sole judgment may from time to time be needed for the safety, care, cleanliness and preservation of good order of the Building.

23. Business machines and mechanical equipment belonging to or installed by or at the direction of Tenant that cause noise or vibration capable of being transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord and such other tenants.

24. Tenant shall not do anything in the Leased Premises, or bring or keep anything therein which will in any way increase or tend to increase the risk of fire or rate of insurance, or which shall conflict with the Regulations of the Fire Department, any fire laws, with any insurance policy on the Building or any part thereof, or with any rules or ordinances established by any governmental authority.

                                   SCHEDULE 3
                                UTILITY SERVICES

The Landlord shall provide, as part of Operating Costs, except as otherwise provided, the following services:

     (1) Air Conditioning and heat for normal purposes only, to provide in Landlord's judgment, comfortable occupancy Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 1:00 p.m., Sundays and holidays excepted. Tenant agrees not to use any apparatus or device, in or upon or about the Leased Premises, and Tenant further agrees not to connect any apparatus or device with the conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services, without written consent of Landlord.

     Whenever heavy concentration of personnel, motors, machines or equipment, including telephone equipment, used in the Premises adversely affects the temperature or humidity otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning capacity or units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

     (2) Electric power for Tenant lighting and operating of office machines is separately metered and billed by Commonwealth Edison.

     (3) Water for drinking, lavatory and toilet purposes from the regular Building supply (at the prevailing temperature) through fixtures installed by Landlord, (or by Tenant with Landlord's written consent).

                                   SCHEDULE 4
                              MAINTENANCE SERVICES

(1) In order that the Building may be kept in a state of cleanliness, each tenant shall during the term of each respective lease, permit Landlord's employees (or Landlord's agent's employees) to take care of and clean the Leased Premises and tenants shall not employ any person(s) other than Landlord's employees (or Landlord's agent's employees) for such purpose.

(2) Landlord shall supply public restroom supplies, public area lamp replacement, window washing with reasonable frequency, and janitorial services to the common areas of the Building and Leased Premises during the time and in the manner that such janitorial services are customarily furnished in general office buildings in the area.

(3) Landlord agrees to maintain the exterior and common areas of Building to include maintenance of the structure, roof, mechanical, electrical and HVAC equipment, elevators, architectural finish, lawn and shrub care, snow removal and so on, excluding only those items specifically excepted elsewhere in this Lease.

                                 SCHEDULE 4(A)
                               CLEANING SCHEDULE


Landlord shall furnish janitorial service as described below:

                        MONDAY THROUGH FRIDAY, INCLUSIVE

1. Sweep, dry mop or vacuum all floors complete.

2. Dust all horizontal surfaces that can be reached without a ladder with a treated cloth, mitt or duster.

3. Clean, polish and sanitize all drinking fountains.

4. Sweep all steps, sidewalks and plazas.

5. Clean passenger elevator cab and landing doors, including floors.

6. Empty all waste containers.

7. Clean all public wash and restrooms.

     (a) All cleaning will be performed with approved germicidal detergents at disinfectant strengths.

     (b) All toilets and urinals will be cleaned on all surfaces nightly; acid bowl cleaner to be used in the interior.

     (c) All wash basins, shelves, dispensers and all other washroom fixtures will be cleaned nightly.

     (d) All mirrors will be cleaned and polished nightly.

     (e) All chrome and other bright work, including exposed plumbing, toilet seat hinges, etc., will be cleaned and polished nightly.

     (f) All water receptacles are to be emptied and cleaned nightly.

     (g) All lavatory floors will be swept and mopped with a germicidal detergent solution nightly.

     (h) Washroom supplies will be replenished as needed.

     (i) Once each month, remove hard water stains from toilet fixtures by using bowl cleaner after normal cleaning. Follow manufacturer's recommendations.

8. All normal rubbish and office waste paper shall be removed from Tenant floors and carried to a designated location. Tenant shall pay Landlord's charges for excess trash removal upon billing as Additional Rent.


                                     WEEKLY

     1. Dust and wipe clean with dust cloth all desk tops.

     2. Spot clean all doors, switch plates, wall and glass areas adjacent to doors.

     3. Dust and wipe all tops of all file cabinets and counters.

     4. Sweep building stairwells.

     5. Damp mop floors and/or spray buff for heavy scuffs, in necessary.

     6. Clean glass in building directory.

     7. Wipe all water containers.

     8. Wash all glass entrance doors and side panels inside and out.

                                    MONTHLY

     9. When possible, sweep and hose down exterior walks, trucking areas and shipping platforms.

     10. Dust all windowsills.

     11. Shampoo common area carpeting.



                               EVERY THREE MONTHS

     12. Dust vertical surfaces of all furniture.

     13. Scrub all resilient floor areas so as to maintain a highly polished surface.



                                WINDOW CLEANING

Wash all windows, both interior and exterior, two times per year.

                                   SCHEDULE 5
                                    PARKING

Landlord hereby grants to Tenant a license to the use during the term of this Lease the spaces described in Article 1.1(j). Tenant agrees to comply with such reasonable rules and regulations as may be made by Landlord from time to time in order to insure the proper operation of the parking facilities. In consideration of the right to use said parking spaces, Tenant shall pay to Landlord on the first day of each calendar month, the amount specified in Article 1.1(j) in addition to the Rent and other charges payable by Tenant under this Lease. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord reserves the right in its sole discretion to determine whether parking facilities are becoming crowded, and in such event, to allocate specific parking spaces among Tenant and other tenants or to take such other steps necessary to correct such condition, including but not limited to policing and towing, and if Tenant, its agents, officers, employees, contractors, licensees or invitees are deemed by Landlord to be contributing to such condition, to charge to Tenant as Rent that portion of the cost thereof which Landlord reasonably determines to be caused thereby. Landlord may, in its sole discretion, change the location and nature of the parking spaces available to Tenant, provided that after such change, there shall be available to Tenant approximately the same number of spaces as available before such change.

                                   SCHEDULE 6


1. Definitions. The terms defined in this paragraph, for purposes of this Schedule, shall have the meanings specified below, and, in addition to the terms defined below, terms defined in the Lease shall, for purposes of this Schedule, have the meanings specified in the Lease.

     1.01 "LEASEHOLD IMPROVEMENTS" means those items which are supplied, installed and finished by Tenant, according to and described in the Construction Documents (as hereinafter defined) and which shall be paid for by Tenant, subject to the Allowance, as provided for in paragraph 3.03 below.

     1.02 "CONSTRUCTION DOCUMENTS" means the approved construction drawings, plans and specifications referred to in paragraph 2.02 below.

     1.03 "SUBSTANTIAL COMPLETION" means that the Leasehold Improvements have been substantially completed according to the Construction Documents and certified by Tenant's architect, except for items which will not materially affect the use of the Leased Premises or which customarily are deemed to be "punchlist work".

2.   Construction Documents; Payments

     2.01 The parties have approved a preliminary floor plan for the Leased Premises, a copy of which is attached to the Lease as Schedule 1 (the "PRELIMINARY PLAN"). Landlord's approval of the Preliminary Plan shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with laws, rules and regulations of governmental agencies or authorities.

     2.02 Tenant shall cause to be prepared and submitted to Landlord for approval all drawings, plans and specifications necessary to construct the Leasehold Improvements. Tenant acknowledges that such drawings, plans and specifications shall incorporate entryways that comply with Building standards. Within five (5) business days from the date the documents are submitted ("DOCUMENT APPROVAL PERIOD"), Landlord shall approve or disapprove the documents. At the end of such five (5) business day period, Tenant shall incorporate all reasonable changes requested by Landlord and such revised Documents shall be delivered to Landlord for Landlord's review and approval, which approval shall not be unreasonably withheld or delayed. Upon Landlord's approval of the final form of the drawings, plans and specifications, such approved documents shall constitute the Construction Documents.

The fees and expenses for preparing the drawings, plans and specifications shall be included as part of the cost of the Leasehold Improvements to which the Allowance may apply.

3.   Leasehold Improvements

     3.01 The following provisions shall apply to the construction of the Leasehold Improvements:

          (a) Prior to commencing the Leasehold Improvements, Tenant shall submit to Landlord for Landlord's review and approval (i) the names and addresses of Tenant's contractors (and said contractors (and said contractor's subcontractors) and materialmen to be engaged by Tenant for the Leasehold Improvements (individually, a "TENANT

          CONTRACTOR" and collectively, "TENANT'S CONTRACTORS"), and (ii) certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant's Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord. Landlord has the right to reasonably approve or disapprove all or any one or more of Tenant's Contractors.

          (b) Tenant, at its sole cost and expense (subject to the Allowance, as hereinafter defined), shall perform, or cause to be performed, the Leasehold Improvements in the Leased Premises in accordance with the Construction Documents. The Leasehold Improvements shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, statutes, ordinances, codes, rules and regulations. Tenant shall commence the construction of the Leasehold Improvements promptly after completion of the preconstruction activities described in paragraph 3.01(a) above and shall diligently proceed with all such construction. Tenant shall coordinate the construction of the Leasehold Improvements so as to avoid unreasonable interference with any other work being performed by or on behalf of Landlord and other tenants of the Building.

          (c) Tenant shall, at its own cost and expense, obtain all required building permits and occupancy permits. Tenant's failure to obtain such permits shall not cause a delay in the Lease Commencement Date or the obligation to pay Rent or any other obligations set forth in the Lease.

     3.02 If there are any changes in the Leasehold Improvements requested by, or on behalf of, Tenant from the work as reflected in the Construction Documents, each such change must receive the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and Tenant shall bear the cost of all such changes.

     3.03 Tenant acknowledges that Landlord's sole monetary obligation is to pay the costs attributable to the construction of the Leasehold Improvements, up to an aggregate maximum limit of $20.00 per square foot of Tenant's Square Footage (the "ALLOWANCE"), and Tenant shall pay all other costs of the construction of the Leasehold Improvements ("TENANT'S SHARE"). In addition, all costs attributable to changes and variations from the Construction Documents (including, without limitation, any fees and expenses of the consultants and any increased costs of construction) shall be paid by Tenant. The Allowance shall be paid out to Tenant from time to time during the course of construction of the Leasehold Improvements, but not more often than once a month. Disbursements of the requested amounts shall be made upon submission to Landlord of the following documents:

          (a) a draw request from Tenant in a form acceptable to Landlord, together with copies of the invoices for which payment is being requested;

          (b) lien waivers (to the extent available under local law) and sworn statements from Tenant's Contractors, subcontractors, laborers and material suppliers pertaining to the Leasehold Improvements;

          (c) a certificate from Tenant's architect that all work (labor and materials) for which the draw request has been made has been completed and performed in a good and workmanlike manner and substantially in accordance with the Construction Documents;

          (d) such evidence as Landlord may reasonably require certifying that any portion of the Leasehold Improvements requiring inspection by governmental authorities has been duly inspected and approved; and

          (e) such other evidence as Landlord may reasonably require in order to establish that the work for which payment is being requested has been satisfactorily completed and paid for or is to be paid for from the requested disbursement.

In addition, the final payment request shall also be accompanied by (1) final lien waivers from Tenant's Contractor, subcontractors, laborers and material suppliers, (2) as-built drawings of the Leased Premises; and (3) a certificate from Tenant's architect that the Work has been substantially completed in accordance with the Construction Documents.

     3.04 Tenant shall pay Landlord a supervisory fee in an amount equal to three percent (3%) of the direct cost of the materials and labor for the Work (and all change orders with respect thereto) to defray Landlord's administrative and overhead expenses incurred to review the Plans and coordinate with Tenant's project manager the staging and progress of the Work.

     3.05 Notwithstanding anything to the contrary contained herein, up to $10.00 per square foot of Tenant's Square Footage of the Allowance may be applied to the cost of the following: (i) permits and inspections, (ii) architectural and engineering costs, (iii) Tenant's moving costs, (iv) Landlord's supervisory fees, (v) the costs of consultants utilized by Tenant in connection with the Leased Premises, (vi) furniture or furnishings to be installed in the Leased Premises, (vii) telecommunications and cabling in the Leased Premises, (viii) Tenant's signage at the Leased Premises, and (ix) Base Rent due hereunder.

4.   Lease Commencement Date; Delays

     4.01 Tenant shall notify Landlord when Substantial Completion has been achieved. In the event Tenant fails to complete the Leasehold Improvements on or before the Lease Commencement Date, Tenant shall be responsible for Rent and all other obligations set forth in the Lease from the Lease Commencement Date regardless of the degree of completion of the Leasehold Improvements on such date, and no such delay in completion of the Leasehold Improvements shall relieve Tenant of any of its obligations under the Lease.

     4.02 All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the Lease Commencement Date or the payment of Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall (subject to the Allowance) be borne by Tenant.

5.   Insurance; Indemnity

     5.01 In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain, or cause Tenant's Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or the Leased Premises, insurance in the following minimum coverages and the following minimum limits of liability;

          (a) Worker's Compensation Insurance with limits not less than those required by law.

          (b) Commercial General Liability Insurance (including Contractors' Protective Liability) in an amount not less than $1,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $1,000,000, and with umbrella coverage with limits not less than $10,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant's Contractors or by anyone directly or indirectly employed by any of them.

          (c) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant's Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant's Contractors, or by anyone directly or indirectly employed by any of them.

          (d) "All-risk" Builder's Risk Insurance upon the Leasehold Improvements to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Leasehold Improvements and shall insure against the perils of fire and extended coverage and shall include "all-risk" builder's risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Leasehold Improvements are stored off the site of the Building or in transit to said site are not covered under said "all-risk" builder's risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Leasehold Improvements. Any loss insured under said "all-risk" builder's risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

     5.02 All policies (except the Worker's Compensation policy) shall be endorsed to include as additional insureds, Landlord (and the constituent members of Landlord generally), the Managing Agent, and such additional persons as Landlord may designate. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the Worker's Compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days' prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days' notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

     5.03 Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Landlord's property manager and their respective members, beneficiaries, partners, directors, officers, employees and agents, from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the construction of the Leasehold Improvements or the entry of Tenant or Tenant's Contractors into the Building and the Leased Premises, including, without limitation, mechanic's liens, the cost of any repairs to the Leased Premises or Building necessitated by activities of Tenant or Tenant's Contractors, bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees or others, except to the extent caused by Landlord's negligence or willful misconduct. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

6.   Miscellaneous Provisions. Landlord and Tenant further agree as follows:

     6.01 Except as herein expressly set forth with respect to the Leasehold Improvements, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Leased Premises. Any other work in the Leased Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant's sole cost and expense and in accordance with the terms and conditions of the Lease. Notwithstanding the foregoing, on or before the Lease Commencement Date, Landlord, at Landlord's sole cost and expense, shall construct the common corridor outside the Leased Premises as shown on the Preliminary Plan.

     6.02 This Schedule shall not be deemed applicable to: (a) any additional space added to the original Leased Premises at any time, whether by the exercise of any options under the Lease or otherwise, or (b) any portion of the original Leased Premises or any additions thereto in the event of a renewal or extension of the original Lease Term, whether by the exercise of any options under the Lease or any amendment or supplement thereto. The construction of any additions or improvements to the Leased Premises not contemplated by this Schedule shall be effected pursuant to a separate work letter agreement or other document, in the form then being used by Landlord and specifically addressed to the allocation of costs relating to such construction.

     6.03 If Tenant fails to make any payment relating to the Leasehold Improvements as required hereunder and such failure shall continue for fifteen
(15) days after written notice from Landlord, Landlord, at its option, may complete the Leasehold Improvements pursuant to the Construction Documents and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant's failure to pay any amounts owed by Tenant hereunder when due or Tenant's failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

     6.04 On or before the Lease Commencement Date, Landlord, at Landlord's sole cost and expense, shall construct the common corridor outside the Leased Premises as shown on the Preliminary Plan. The costs incurred by Landlord in constructing the common corridor shall not be charged against the Allowance.

                                   SCHEDULE 7
                           CERTIFICATE OF ACCEPTANCE

TENANT: PCTEL, Inc.

LEASED PREMISES: Suite 400

LOCATED AT: 8725 West Higgins Road, Chicago, Illinois 60631

This letter is to certify that:

1. The above referenced Leased Premises have been accepted by the Tenant for possession.

2. The Leased Premises are substantially complete in accordance with the plans and specifications used in constructing the demised premises.

3.   The Leased Premises can now be used for intended purposes.


Commencement Date _____________________, 20 ___.

Expiration Date _______________________, 20 ___.

Executed this ______ day of ______, 20 ___.



                                           TENANT

                                           PCTEL, Inc.


                                           By: _________________________________

                                           Its: ________________________________